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C. R. Bard, Inc.

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C. R. Bard, Inc.
730 Central Avenue
Murray Hill, NJ 07974
(908) 277-8000
Peter M. Kreindler
Senior Vice President, General Counsel and Secretary

March 31, 2014

Dear Shareholders of C. R. Bard, Inc.,

At our 2014 Annual Meeting of Shareholders, which will be held on Wednesday, April 16, 2014, we ask for your support by casting your votes in favor of Proposal No. 3 to approve our 2012 Long Term Incentive Plan, as Amended and Restated (the “LTIP”). You can find additional details regarding this proposal beginning on page 78 of our proxy statement, which includes information regarding the LTIP and the reasons why management supports this proposal. We urge you to review those materials in connection with this vote.

While Glass Lewis has recommended that shareholders vote for Proposal No. 3, which includes a request for additional shares under the LTIP, ISS has recommended against it solely because we did not pass its Shareholder Value Transfer (“SVT”) test. ISS recommended a vote for our “say-on-pay” advisory proposal, noting that we performed favorably against its evaluation criteria, including its burn rate test and found no significant concerns with our compensation practices. In evaluating our LTIP proposal, we ask you to consider the following:

ISS’s Recommendation Against Our LTIP Proposal is Based Solely on Their SVT Model

—	Under its SVT test, ISS has concluded that, with the new shares we have proposed, the perceived cost of our plan of 7.97% is higher than ISS’s assigned cap of 7% (see below explanation in second bullet point).

➢	The ISS methodology uses an assigned cap that can vary simply by shifting the measurement period and is not an appropriate way to measure the cost and effectiveness of the equity plan.

➢	Rather than focusing solely on the ISS SVT test, we believe that our shareholders are better served by considering many factors regarding our share usage under our equity plans, including the following:

¡	the LTIP is a key component of our pay-for-performance philosophy;

¡	the request for additional shares is consistent with the number of shares requested in the past;

¡	the reasonable burn rate;

¡	the compensation committee’s independent compensation consultant determined that the annual expense of our LTIP is competitive with our peers;

¡	the consequences of having an insufficient share reserve under our LTIP; and

¡	the impact of our share repurchase program on the SVT model.

—	For its 2014 SVT analysis, ISS lowered our assigned cap to 7%, which had been at least 8% since 2008.

➢	Had our assigned cap stayed at 8%, using ISS’s perceived cost of our plan (7.97%), we would have fallen below this threshold, and we believe that ISS would have recommended that shareholders vote “for” our LTIP proposal.

Considerations Regarding the SVT Calculation

—	According to their guidelines, ISS calculates SVT using a proprietary methodology based on a binomial option pricing model representing their assessment of the amount of shareholders’ equity flowing out of the company to employees and directors as options are exercised and awards vest. SVT includes what ISS calls “Share Allocation”, which reflects:

➢	new shares proposed;

➢	shares available for grant under existing plans; and

➢	shares granted but unexercised (“overhang”).

—	Key inputs in calculating our SVT include the following:

➢	A 200-day average stock price of $112.89;

➢	Assumption that all equity awards are full value awards; and

➢	Use of an average award value for our overhang of $55.88 without explaining how such value was determined.

—	200-Day Average Stock Price – To determine the value of shares proposed and currently available under existing plans, ISS uses a 200-day average stock price, which does not take into account our stock price for any of the trading days in fiscal year 2014. We believe it is important for shareholders to understand:

➢	The 200-day average price of $112.89 used in the ISS assessment does not accurately reflect the current value that the market has placed on our company’s stock.

➢	ISS’s price is significantly lower than our 200-day average price as of March 14, 2014, which is approximately $125.28.

➢	As of the date of our proxy filing, our closing stock price was $144.92.

➢	Since the 200-day average price is a key input to the SVT calculation, we believe that had a more recent 200-day average price been used, we would have received a recommendation for our LTIP proposal.

—	Impact of Overhang – Our overhang negatively impacts the SVT calculation but is the result of actions that benefit our shareholders, including the following:

➢	Stock ownership requirements for our executives, directors and certain other employees

¡	Require executives and certain other employees to hold equity valued at one to five times base salary (and most hold significantly more equity than required);

¡	Align the interests of our executives, directors and certain other employees with our shareholders; and

¡	Increase overhang by extending the holding period of unexercised awards.

➢	Executives, directors and certain employees often hold their equity well past vesting.

➢	Our share repurchase program, which returns significant value to shareholders, negatively impacts SVT as a percentage of market value if overhang declines less than the rate of our share repurchases.

Under the ISS Burn Rate Methodology, ISS Calculates Our Burn Rate as 2.62%, Which is Significantly Below ISS’s Industry Burn Rate Cap of 4.82%

—	We have calculated our burn rate as 1.83% for 2013.

—	Burn rate calculations are negatively impacted by our capital management practices, including share repurchases, which we believe benefit our shareholders.

—	We urge our shareholders to consider our low burn rate when considering ISS’s voting recommendation against the LTIP.

ISS Noted “No Significant Concerns” with Our Executive Compensation Program

—	ISS stated that our “overall pay and performance appear reasonably aligned for the year in review”.

—	Our absolute alignment between the trend in CEO pay and company total shareholder return over the prior five fiscal years is better than 81% of the companies in the ISS-assigned peer group.

—	ISS has recommended that its clients vote “for” our “say-on-pay” advisory proposal.

—	In 2013, our “say-on-pay” proposal received the overwhelming support of our shareholders, with 96.45% voting in favor.

The LTIP Is a Key Component of Our Pay-for-Performance Compensation Philosophy

—	Grants of performance-based equity awards to eligible officers and key employees enhance the link between pay and performance.

—	Share ownership aligns our employees’ interests with those of our shareholders.

—	For purposes of compensation planning, we generally request additional shares on an annual basis to provide us with sufficient shares for one annual equity grant cycle beyond the current year’s equity cycle.

—	Our request this year is consistent with the number of shares we have requested in the past.

Consequences If Additional Shares Are Not Authorized

—	According to our projections, we lack a sufficient share reserve under the LTIP to issue stock-settled equity awards under our carefully designed executive compensation program after the 2014 annual grant cycle.

—	We would instead be reliant on cash-settled awards to link pay and performance, and may need to design and implement a new cash-settled long-term incentive plan, either of which could have significant consequences to us and our shareholders, including negatively impacting the alignment of the interests of our employees with those of our shareholders.

—	Cash-settled awards could increase compensation expense and contribute to greater volatility in reported earnings because cash-settled awards that are linked to stock performance require periodic mark-to-market accounting based on the company’s stock price.

—	For example, with respect to the grants made for the 2012 equity award cycle, total compensation expense in 2013 was approximately $22 million; however, had these awards been cash-settled, the estimated compensation expense in 2013 would have been approximately $36 million.

Conclusion

—	In light of the foregoing, we disagree with the ISS recommendation and analysis of our LTIP and urge you to vote “FOR” the approval of Proposal No. 3 approving our LTIP. Your votes are important and we appreciate your continued support of the company.